Exhibit 4.28
Dated 10 May 2016

WAKE SHIPPING COMPANY INC.
as Borrower
and
THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders
and
DNB BANK ASA
and
THE EXPORT-IMPORT BANK OF CHINA
as Mandated Lead Arrangers
and
DNB BANK ASA
as Agent and as Security Trustee
and
DNB BANK ASA
as Swap Bank
LOAN AGREEMENT
relating to a senior secured term loan facility of $13,510,000 to finance the acquisition cost of a bulk carrier
of approximately 76,000 deadweight tons named "MANZONI"

Index
Clause		Page

1	Interpretation	1
2	Facility	16
3	Position of the Lenders and the Swap Bank	17
4	Drawdown	17
5	Interest	18
6	Interest Periods	21
7	Default Interest	21
8	Repayment and Prepayment	22
9	Conditions Precedent	25
10	Representations and Warranties	26
11	General Undertakings	29
12	Corporate Undertakings	33
13	Insurance	34
14	Ship Covenants	39
15	Security Cover	43
16	Payments and Calculations	45
17	Application of Receipts	47
18	Application of Earnings, Swap Payments	48
19	Events of Default	49
20	Fees and Expenses	54
21	Indemnities	55
22	No Set-off or Tax Deduction	58
23	Illegality, etc.	60
24	Increased Costs	61
25	Set-off	62
26	Transfers and Changes in Lending Offices	63
27	Variations and Waivers	67
28	Notices	68
29	Supplemental	70
30	Law and Jurisdiction	71
Schedule 1 Lenders and Commitments		72
Schedule 2 Drawdown Notice		73
Schedule 3 Condition Precedent Documents		74
Schedule 4 Transfer Certificate		76
Execution Page		80

THIS AGREEMENT is made on 10 May 2016
PARTIES
(1)
WAKE SHIPPING COMPANY INC., a corporation incorporated in the Republic of The Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960, as Borrower.

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders.
(3)	DNB BANK ASA and THE EXPORT-IMPORT BANK OF CHINA as Mandated Lead Arrangers;
(4)	DNB BANK ASA, acting through its office at 8th Floor, The Walbrook Building, 25 Walbrook, London EC4N 8AF, England, as Agent.
(5)	DNB BANK ASA, acting through its office at 8th Floor, The Walbrook Building, 25 Walbrook, London EC4N 8AF, England, as Security Trustee.
(6)	DNB BANK ASA, acting through its office at 8th Floor, The Walbrook Building, 25 Walbrook, London EC4N 8AF, England, as Swap Bank.
BACKGROUND
(A)
The Lenders have agreed to make available to the Borrower a senior secured term loan facility, in a single advance, in an amount of US$13,510,000 for the purpose of financing the acquisition cost of the Ship.

(B)	The Swap Bank has agreed to enter into interest rate swap transactions with the Borrower from time to time to hedge the Borrower's exposure under this Agreement to interest rate fluctuations.
(C)	The Swap Bank has agreed to share with the Lenders, on a subordinated basis, the security to be granted to the Security Trustee pursuant to this Agreement.
IT IS AGREED as follows:
1.          INTERPRETATION
1.1	Definitions
Subject to Clause 1.5, in this Agreement:
"Account Pledge" means a pledge agreement creating security in respect of the Earnings Account in the Agreed Form;
"Affected Lender" has the meaning given in Clause 5.7;
"Agency and Trust Agreement" means the agency and trust agreement dated the same date as this Agreement and made between the same parties;
"Agent" means DNB Bank ASA, acting in such capacity through its office at 8th Floor, The Walbrook Building, 25 Walbrook, London EC4N 8AF, England, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;
"Agreed Form" means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of the Majority Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

"Approved Broker" means, together, Clarksons Of London, Braemar Seascope of London, England, Simpson Spence & Young of London, England and Howe Robinson of London, England, Astrup Fearnley A/S of Oslo, Norway, Galbraiths Limited of London, England, Arrow Sale & Purchase (UK) Limited of London, England, Maersk Brokers K/S, and E.A. Gibson Shipbrokers of London, England and any other independent firm of shipbrokers nominated by the Borrower and approved in writing by the Agent (acting on the instructions of the Majority Lenders) in its absolute discretion always excluding any firm which becomes a Restricted Party after the date of this Agreement and, in the singular, means any of them;
"Approved Flag" means the flag of the Republic of the Marshall Islands, or any other flag which the Agent may, with the authorisation of all the Lenders, approve as the flag on which that Ship may be registered;
"Approved Flag State" means the Republic of the Marshall Islands, or any other country in which the Agent may, with the authorisation of all the Lenders, approve that the Ship may be registered;
"Approved Manager" means any of Diana Shipping Services S.A., a company incorporated in Panama whose registered office is at Edificio Universal, Piso 12, Avenida Federico Boyd, Panama, Republic of Panama and having an office at 16 Pentelis Street, 175 64, Palaio Faliro, Greece, or Diana Wilhelmsen Management Limited, a company incorporated in the Republic of Cyprus whose registered office is at Vasili Michailidi 21, 3026, Limassol, Cyprus or any other company which the Agent may, with the authorisation of the Lenders, approve from time to time as the commercial and/or technical manager of the Ship;
"Approved Manager's Undertaking" means a letter of undertaking executed or to be executed by the Approved Manager in favour of the Security Trustee in the Agreed Form agreeing certain matters in relation to the Approved Manager serving as the manager of the Ship, subordinating the rights of the Approved Manager against the Ship and the Borrower to the rights of the Creditor Parties under the Finance Documents;
"Availability Period" means the period commencing on the date of this Agreement and ending on:
(a)	the date falling 30 days from the date of this Agreement, or such later date as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower; or
(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;
"Basel III" means, together:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";

"Borrower" means Wake Shipping Company Inc., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;
"Business Day" means a day on which banks are open in London, Oslo, Beijing and Athens and, in respect of a day on which a payment is required to be made under the Finance Document, also in New York City;
"C-Exim Commitment" means an amount of $9,457,000 or the principal amount thereof for the time being outstanding under this Agreement;
"Change of Control" means:
(a)
The occurrence of any act, event or circumstance that results in the Designated Family no longer being, either directly or indirectly, the major shareholder of the Corporate Guarantor (excluding any financial institution acting as passive investor); or

(c)	either of the Designated Individuals ceasing to hold an executive position within the management structure of the Corporate Guarantor;
"Charterparty" means any charterparty or other contract of employment in respect of the Ship of a duration exceeding or capable of exceeding (including, without limitation, by virtue of any optional extensions) 12 months, made on terms and with a charterer in all respects acceptable to the Agent (acting on the instruction of the Lenders);
"Charterparty Assignment" means, in respect of a Charterparty, a deed of assignment of that Charterparty in favour of the Security Trustee in the Agreed Form;
"Code" means the US Internal Revenue Code of 1986 as amended from time to time;
"Commitment" means, in relation to a Lender, the amount set opposite its name in Schedule 1 or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders);
"Confirmation" and "Early Termination Date", in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;
"Contractual Currency" has the meaning given in Clause 21.4;
"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender;
"Corporate Guarantee" means the guarantee executed or to be executed by the Corporate Guarantor in favour of the Security Trustee in the Agreed Form, guaranteeing the obligations of the Borrower under this Agreement and the other Finance Documents;
"Corporate Guarantor" means Diana Shipping Inc., a corporation domesticated and existing under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;
"Creditor Party" means the Agent, the Security Trustee, the Swap Bank, any Lender or any Mandated Lead Arranger, whether as at the date of this Agreement or at any later time;
"Designated Family", together, each of the following:

(a)	Mr Simeon Palios;
(b)	all the lineal descendants in direct line of Mr Palios;
(c)	a husband or wife or widower or widow of any of the above persons;
(d)
the estates, trusts or legal representatives of which any of the above persons are the beneficiaries; and each company legally or beneficially owned or (as the case may be) controlled by one or more of the persons or entities which would fall within paragraphs (a) to (d) of this definition;

"Designated Individual" means each of Mr Simeon Palios and Mr Anastasios Margaronis;
"Designated Transaction" means a Transaction which fulfils the following requirements:
(a)	it is entered into by the Borrower pursuant to the Master Agreement with the Swap Bank, which, at the time the Transaction is entered into, is also a Lender;
(b)
its purpose is the hedging of the Borrower's exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(c)	it is designated by the Agent, by delivery by the Agent to the Borrower of a notice of designation as a Designated Transaction for the purposes of the Finance Documents;
"DNB Commitment" means an amount of $4,053,000 or the principal amount thereof for the time being outstanding under this Agreement;
"DNB Priority Amount" means an amount of $19,775;
"DNB Shortfall" means, in respect of any Excess Earnings Period, the amount (if any) by which the DNB Priority Amount exceeds the Excess Earnings for that Excess Earnings Period;
"Dollars" and "$" means the lawful currency for the time being of the US;
"Drawdown Date" means the date requested by the Borrower for the Loan to be made, or (as the context requires) the date on which the Loan is actually made;
"Drawdown Notice" means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);
"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):
(a)	except to the extent that they fall within paragraph (b):
(i)	all freight, hire and passage moneys;
(ii)	compensation payable to the Borrower or the Security Trustee in the event of requisition of the Ship for hire;
(iii)	remuneration for salvage and towage services;
(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and
(vi)	all moneys which are at any time payable under Insurances in respect of loss of hire; and
(b)
if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vii) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

"Earnings Account" means an account in the name of the Borrower with the Agent in London designated "Wake Shipping Company Inc. - Earnings Account", or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Earnings Account for the purposes of this Agreement;
"Environmental Claim" means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
"Environmental Incident" means:
(a)	any release of Environmentally Sensitive Material from the Ship; or
(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;
"Event of Default" means any of the events or circumstances described in Clause 19.1;

"Excess Earnings" has the meaning given in Clause 8.3;
"Excess Earnings Period" means the 3-month period commencing on the Drawdown Date and each subsequent 3-month period commencing on the expiry of the preceding 3-month period (with the last such period ending on 5 April 2018);
"FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Finance Documents" means:
(a)	this Agreement;
(b)	the Master Agreement;
(c)	the Agency and Trust Agreement;
(d)	the Corporate Guarantee;
(e)	the Master Agreement Assignment;
(f)	the Shares Pledge;
(g)	the General Assignment;
(h)	the Mortgage;
(i)	the Account Pledge;
(j)	any Charterparty Assignment;
(k)	the Approved Manager's Undertaking; and
(l)
any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, the Corporate Guarantor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Bank under this Agreement or the Master Agreement or any of the other documents referred to in this definition;

"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	under any loan stock, bond, note or other security issued by the debtor;
(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;
(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;
(e)
under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

"GAAP" means, at any time, the most recent and updated generally accepted accounting principles in the US;
"General Assignment" means a general assignment of the Earnings, the Insurances and any Requisition Compensation in the Agreed Form;
"Group" means, together, the Corporate Guarantor and all its subsidiaries (including, but not limited to, the Borrower) from time to time during the Security Period and "member of the Group" shall be construed accordingly;
"IACS" means the International Association of Classification Societies;
"Insurances" means:
(a)
all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, the Earnings or otherwise in relation to the Ship whether before, on or after the date of this Agreement; and

(b)
all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

"Interest Period" means a period determined in accordance with Clause 6;
"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code);
"ISPS Code" means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code;
"Lender" means, subject to Clause 26.6, a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 26.14) or its transferee, successor or assign;
"Lenders' Commitment" means each of the C-Exim Commitment and the DNB Commitment.
"LIBOR" means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:
(a)          the applicable Screen Rate; or
(b)          if no Screen Rate is available for that period, the Reference Bank Rate;
as of in the case of paragraphs (a) and (b) above, 11 a.m. (London time) on the Quotation Date for Dollars for a period equal in length to that Interest Period and, if any such rate is below zero, LIBOR shall be deemed to be zero;
"Loan" means the principal amount for the time being outstanding under this Agreement;
"Major Casualty" means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;
"Majority Lenders" means:
(a)	before the Loan has been made, Lenders whose Commitments total more than 70 per cent. of the Total Commitments; and
(b)	after the Loan has been made, Lenders whose Contributions total more than 70 per cent. of the Loan;
"Mandated Lead Arrangers" means, together, DNB Bank ASA, acting through its office at Stranden 21, P.O. Box 1171 Sentrum, N-0107 Oslo, Norway, and The Export-Import Bank of China, acting through its office at No. 30, Fuxingmen Nei Street, Xicheng District, Beijing 100031, the People's Republic of China, or any of their respective successors and, in the singular, means either of them;
"Mandatory Cost" means, the amount calculated by the Agent in accordance with Clause 21.9;
"Margin" means 3 per cent. per annum;
"Market Value" means the market value of the Ship determined from time to time in accordance with Clause 15.3;
"Master Agreement" means the master agreement (on the 2002 ISDA (Master Agreement) form and including the schedule thereto) in the Agreed Form made or to be made between the Borrower and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;
"Master Agreement Assignment" means the assignment of the Master Agreement in favour of the Security Trustee executed or to be executed by the Borrower in the Agreed Form;
"Material Adverse Change" means any event or series of events or series of events which in the opinion of the Majority Lenders is likely to have a material adverse effect on:

(a)	the business operations, property, condition (financial or otherwise) or prospects of any Security Party; or
(b)	the ability of a Security Party to perform its obligations under a Finance Document; or
(c)
the validity or enforceability of or the effectiveness or ranking of any Security Interest granted or intended to be granted pursuant to any of the Finance Documents or the rights or remedies of any Creditor Party under any of the Finance Documents;

"Minimum Liquidity Amount" has the meaning given in Clause 11.20;
"Mortgage" means the first preferred, or as the case may be, priority, ship mortgage on the Ship and, if applicable, a deed of covenant collateral thereto, in the Agreed Form;
"Negotiation Period" has the meaning given in Clause 5.10;
"Notifying Lender" has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;
"Obligor" means together the Borrower and the Corporate Guarantor and, in the singular, means either of them;
"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legalisation of the European Union relating to the Economic Monetary Union.
"Party" means a party to a Finance Document.
"Payment Currency" has the meaning given in Clause 21.4;
"Permitted Security Interests" means:
(a)	Security Interests created by the Finance Documents;
(b)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;
(c)	liens for salvage; and
(d)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue, do not exceed, at any relevant time, in aggregate, $1,000,000 (or the equivalent in any other currency or currencies) and subject, in the case of liens for repair or maintenance, to Clause 14.13(f);

"Pertinent Document" means:
(a)	any Finance Document;
(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;
(c)	any other document contemplated by or referred to in any Finance Document; and

(d)
any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

"Pertinent Jurisdiction", in relation to a company, means:
(a)	England and Wales;
(b)	the country under the laws of which the company is incorporated or formed;
(c)	a country in which the company has the centre of its main interests or in which the company's central management and control is or has recently been exercised;
(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;
(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company whether as a main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

"Pertinent Matter" means:
(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or
(b)
any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a), and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

"Potential Event of Default" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Agent (acting on the instructions of the Majority Lenders) and/or the satisfaction of any other condition, would constitute an Event of Default;
"Protected Party" means a Creditor Party which is or will be subject to any liability, or required to make any payment. For or on account of tax in relation to sums received or receivable (or any sum deemed for the purposes of tax to be received or receivable) under a Finance Document.
"Quotation Date" means, in relation to any period for which an interest rate is to be determined 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

"Reference Banks" means, subject to Clause 26.16, the London branch of DNB Bank ASA or any of its successors and such other banks as may be appointed as Reference Banks by the Agent (acting on the instructions of the Majority Lenders) from time to time;
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by each Reference Bank as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in Dollars for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period;
"Relevant Person" has the meaning given in Clause 19.9;
"Repayment Date" means a date on which a repayment is required to be made under Clause 8;
"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss";
"Restricted Party" means a person:
(a)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);
(b)
that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country or territory that is the target of country-wide or territory-wide Sanctions; or

(c)	that is directly or indirectly owned or controlled by a person referred to in (a) and/or (b) above; or
(d)	with whom a subject of a Sanctions Authority would be prohibited or restricted by law from engaging into trade business or other activities;
"Sanctions" means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:
(a)	the Norwegian Government;
(b)	the United States Government;
(c)	the United Nations;
(d)	the European Union;
(e)
the United Kingdom, and with regard to (a) - (e) above, the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State, and Her Majesty's Treasury ("HMT") (together the "Sanctions Authorities").

"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, the "Consolidated List of Financial Sanctions Targets" maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, including, but not limited to, the Norwegian Government, the European Union and/or the United Nations.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that role) for Dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower;
"Secured Liabilities" means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;
"Security Interest" means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;
(b)	the security rights of a plaintiff under an action in rem; and
(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

"Security Party" means the Corporate Guarantor, the Approved Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of "Finance Documents";
"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the other Creditor Parties that:
(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;
(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;
(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and
(d)
the Agent, the Security Trustee, the Mandated Lead Arrangers and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

"Security Trustee" means DNB Bank ASA acting in such capacity through its office at 8th Floor, The Walbrook Building, 25 Walbrook, London EC4N 8AF, England or any successor of it appointed under clause 5 of the Agency and Trust Agreement;
"Servicing Bank" means the Agent or the Security Trustee;
"Shares Pledge" means a deed creating security over the share capital of the Borrower executed or to be executed by the Corporate Guarantor in the Agreed Form;
"Ship" means the 2013-built bulk carrier of approximately 76,000 deadweight tons currently registered in the ownership of the Borrower under the Maltese flag in accordance with the laws of Malta with the name "MANZONI";
"Swap Bank" means DNB Bank ASA, acting in such capacity through its office at 8th Floor, The Walbrook Building, 25 Walbrook, London EC4N 8AF, England, or its successor or assign;
"Swap Exposure" means, as at any relevant date the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions;
"Tax Deduction" means a deduction or withholding for or on account of tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by an Obligor to a Creditor Party under Clause 22.2 (Tax gross-up) or a payment under Clause 21.7 (Tax indemnity).
"Total Loss" means:
(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;
(b)
any expropriation, confiscation, requisition or acquisition of the Ship whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension), unless it is within 1 month redelivered to the Borrower's full control;

(c)	any condemnation of the Ship by any tribunal or by any person or persons claiming to be a tribunal; and
(d)	any arrest, capture, seizure or detention of the Ship (including any hijacking, or theft) unless it is within 1 month redelivered to the Borrower's full control of the Borrower;
"Total Loss Date" means:
(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;
"Transaction" has the meaning given in the Master Agreement;
"Transfer Certificate" has the meaning given in Clause 26.2 and means a certificate in the form set out in Schedule 4;
"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Agreement; and
"US" means the United States of America.
1.2	Construction of certain terms
In this Agreement:
"administration notice" means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;
"approved" means, for the purposes of Clause 13, approved in writing by the Agent;
"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
"company" includes any partnership, joint venture and unincorporated association;
"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;
"document" includes a deed; also a letter or fax;
"excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;
"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;
"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or of its Security Council;
"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

"months" shall be construed in accordance with Clause 1.3,
"obligatory insurances" means all insurances effected, or which the Borrower, is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;
"parent company" has the meaning given in Clause 1.4;
"person" includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;
"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
"protection and indemnity risks" means the usual risks covered by a protection and indemnity association, which is a member of the International Group of Protection and Indemnity Associations, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;
"regulation" includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.
"subsidiary" has the meaning given in Clause 1.4;
"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and
"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 0 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).
1.3	Meaning of "month"
A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:
(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.

1.4	Meaning of "subsidiary"
A company (S) is a subsidiary of another company (P) if:

(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of 5; or
(c)	P has the direct or indirect power to appoint or remove a majority of the directors of 5; or
(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P, and any company of which S is a subsidiary is a parent company of S.
1.5	General Interpretation
In this Agreement:
(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;
(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;
(c)	words denoting the singular number shall include the plural and vice versa; and
(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.
1.6	Headings
In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.
2.          FACILITY
2.1	Amount of facility
Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a senior secured term loan facility, in a single advance, in an amount of $13,510,000.
2.2	Lenders' participations in Loan
Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.
2.3	Purpose of Loan
The Borrower undertakes with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement.

3.          POSITION OF THE LENDERS AND THE SWAP BANK
3.1	Interests of Lenders and Swap Bank several
The rights of the Lenders and of the Swap Bank under this Agreement and under the Master Agreement are several.
3.2	Individual Lender's or Swap Bank's right of action
Each Lender and the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement or under the Master Agreement without joining the Agent, the Security Trustee or any other Lender as additional parties in the proceedings.
3.3	Proceedings by individual Lender or Swap Bank requiring Majority Lenders' consent
Except as provided in Clause 3.2, no Lender and no Swap Bank may commence proceedings against the Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.
3.4	Obligations of Lenders and Swap Bank several
The obligations of the Lenders and the Swap Bank under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender or the Swap Bank to perform its obligations under this Agreement or of the Swap Bank to perform its obligations under the Master Agreement shall not result in:
(a)	the obligations of the other Lenders or (as the case may be) the Swap Bank being increased; nor
(b)
the Borrower, any Security Party or any other Lender or the Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document, and in no circumstances shall a Lender or the Swap Bank have any responsibility for a failure of another Lender or the Swap Bank to perform its obligations under this Agreement or under the Master Agreement.

4.          DRAWDOWN
4.1	Request for advance of Loan
Subject to the following conditions, the Borrower may request the Loan to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 10.00 a.m. (London time) 1 Business Day prior to the intended Drawdown Date.
4.2	Availability
The conditions referred to in Clause 4.1 are that:
(a)	the Drawdown Date has to be a Business Day during the Availability Period;
(b)	the amount of the Loan shall not exceed the amount of $13,510,000, and shall be used in financing the acquisition cost of the Ship; and
(c)	the Loan shall not exceed the Total Commitments.

4.3	Notification to Lenders of receipt of a Drawdown Notice
The Agent shall promptly notify the Lenders (and, in the case of The Export-Import Bank of China only, such notification shall be sent by the Agent via SWIFT message) that it has received a Drawdown Notice and shall inform each Lender of:
(a)	the amount of the Loan and the Drawdown Date;
(b)	the amount of that Lender's participation in the Loan; and
(c)	the duration of the first Interest Period.
4.4	Drawdown Notice irrevocable
A Drawdown Notice must be signed by an officer or other authorised person of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.
4.5	Lenders to make available Contributions
Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender under Clause 2.2.
4.6	Disbursement of Loan
Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:
(a)	to the account which the Borrower specifies in the Drawdown Notice; and
(b)	in the like funds as the Agent received the payments from the Lenders.
4.7	Disbursement of Advance to third party
The payment by the Agent under Clause 4.6 shall constitute the making and borrowing of an Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's Contribution.
5.          INTEREST
5.1	Payment of normal interest
Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.
5.2	Normal rate of interest
Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of (i) the Margin, (ii) the Mandatory Cost (if any) and (iii) LIBOR for that Interest Period.
5.3	Payment of accrued interest
In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest
The Agent shall notify the Borrower and each Lender of:
(a)	each rate of interest; and
(b)	the duration of each Interest Period,
as soon as reasonably practicable after each of (a) and (b) is determined.
5.5	Obligation of Reference Banks to quote
A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.
5.6	Absence of quotations by Reference Banks
If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if one of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.
5.7	Market disruption
The following provisions of this Clause 5 apply if:
(a)	no screen rate is quoted in the Screen Rate and the Reference Bank does not, before 1.00 p.m. (London time) on the Quotation Date, provide quotations to the Agent in order to fix LIBOR; or
(b)
at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to 30 per cent. or more of the Loan (or, if the Loan has not been made, Commitments amounting to 30 per cent. or more of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)
at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the "Affected Lender") that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption
The Agent shall promptly notify the Borrower and each of the Lenders and the Swap Bank stating the circumstances falling within Clause 5.7 which have caused its notice to be given.
5.9	Suspension of drawdown
If the Agent's notice under Clause 5.8 is served before the Loan is advanced:
(a)	in a case falling within Clauses 5.7(a) or 5.7(b), the Lenders' obligations to advance the Loan; and
(b)	in a case falling within Clause 5.7(c), the Affected Lender's obligation to participate in the Loan,

shall be suspended while the circumstances referred to in the Agent's notice continue.
5.10	Negotiation of alternative rate of interest
If the Agent's notice under Clause 5.8 is served after the Loan is borrowed, the Borrower, the Agent, the Lenders or (as the case may be) the Affected Lender and the Swap Bank shall use reasonable endeavours to agree, within 30 days after the date on which the Agent serves its notice under Clause 5.8 (the "Negotiation Period"), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.
5.11	Application of agreed alternative rate of interest
Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.
5.12	Alternative rate of interest in absence of agreement
If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin; and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.
5.13	Notice of prepayment
If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 15 Business Days' notice of its intention to prepay the Loan at the end of the interest period set by the Agent.
5.14	Prepayment; termination of Commitments
A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower's notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and
(b)
on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

5.15	Interest rate hedging
The Borrower may, subject to the execution of the Master Agreement, or the Master Agreement Assignment and any other related documentation acceptable to the Borrower and the Swap Bank, at any time during the Security Period, request that the Swap Bank enter into Transactions to hedge the Borrower's exposure under this Agreement to interest rate fluctuations for a period of not less than 12 months.

6.          INTEREST PERIODS
6.1	Commencement of Interest Periods
The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.
6.2	Duration of normal Interest Periods
Subject to Clauses 6.3 and 6.4, each Interest Period shall be:
(a)	3 months; or
(b)
such other period as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower as notified by the Borrower to the Agent not later than 10.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period.

6.3	Duration of Interest Periods for Repayment Instalments
In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.
6.4	Non-availability of matching deposits for Interest Period selected
If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.
7.          DEFAULT INTEREST
7.1	Payment of default interest on overdue amounts
The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:
(a)	the date on which the Finance Documents provide that such amount is due for payment; or
(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or
(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.
7.2	Default rate of interest
Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:
(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 7.3; or
(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3.

7.3	Calculation of default rate of interest
The rates referred to in Clause 7.2 are:
(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);
(b)	the aggregate of the Margin and the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:
(i)	LIBOR; or
(ii)
if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of Interest Periods and default rates
The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification.
7.5	Payment of accrued default interest
Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.
7.6	Compounding of default interest
Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.
7.7	Application to Master Agreement
For the avoidance of doubt this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which section 9(h) (Interest and Compensation) of the Master Agreement shall apply.
8.          REPAYMENT AND PREPAYMENT
8.1	Amount of Repayment Instalments
The Borrower shall repay:
(a)	the C-Exim Commitment by:
(i)
11 consecutive quarterly instalments, the first 7 (the "7 C-Exim Repayment Instalments") of which shall be in the amount of $19,775 each and the next 4 of which shall be in the amount of $197,750 each (each a "C-Exim Repayment Instalment" and together the "C-Exim Repayment Instalments"); and

(ii)	a balloon instalment in the amount of $8,527,575 (the "C-Exim Balloon Instalment"); and
(b)	subject to Clause 8.3, the DNB Commitment by:
(i)
4 equal consecutive quarterly instalments in the amount of $84,750 each (each a "DNB Repayment Instalment" and together the "DNB Repayment Instalments" and together with the C-Exim Repayment Instalments, the "Repayment Instalments" and each a "Repayment Instalment"); and

(ii)	a balloon instalment in the amount of $3,714,000 (the "DNB Balloon Instalment" and together with the C-Exim Balloon Instalment, the "Balloon Instalments" and each a "Balloon Instalment"),
Provided that if the amount of the Loan drawndown hereunder is less than $13,510,000, the amount of each of the Repayment Instalments and each of the Balloon Instalments shall be reduced by an amount equal to the undrawn amount on a pro rata basis.
8.2	Repayment Dates
The first Repayment Instalment shall in respect of the C-Exim Commitment be repaid on 5 July 2016 with the remaining Repayment Instalments in respect of the C-Exim Commitment to be repaid at 3-monthly intervals thereafter. The first Repayment Instalment in respect of the DNB Commitment shall be repaid on 5 April 2018 with the remaining Repayment Instalments in respect of the DNB Commitment to be repaid at 3-monthly intervals thereafter and the last Repayment Instalment together with the Balloon Instalments in respect of each of the C-Exim Commitment and the DNB Commitment shall be paid on the date falling on 4 January 2019.
8.3	Prepayment out of Excess Earnings
If in any Excess Earnings Period the Agent determines (on the basis of a detailed written calculation provided by the Borrower in a form acceptable to the Agent duly certified as to its correctness by the chief financial officer of the Corporate Guarantor) within 5 days after the end of the relevant Excess Earnings Period each an "Excess Cash Calculation Date" that the aggregate of the daily Earnings of the Ship for such Excess Earnings Period exceeds the aggregate of:
(a)
the aggregate expenditure necessarily incurred during such Excess Earnings Period by the Borrower in operating, insuring, maintaining, repairing and generally trading the Ship (including, but not limited to, any expenses in respect of dry-docking, special survey and general and administrative expenses paid in respect of the Ship during that Excess Earnings Period any anticipated voyage expenses, as well as any other capitalised expenses as same are defined as per GAAP); and

(b)	the aggregate amount of principal and any accrued interest in respect of the Loan paid pursuant to this Agreement during such Excess Earnings Period, then the Borrower shall ensure there is transferred within 5 days of each Excess Cash Calculation Date to the Earnings Account an amount equal to such excess (the "Excess Earnings"), up to the aggregate amount of $1,839,075, towards partial prepayment of the Loan (and the Borrower hereby irrevocably and unconditionally authorises the Agent to make such application) in the following manner:
(i)
FIRST: the aggregate of the DNB Priority Amount for that Excess Earnings Period and any DNB Shortfall Amount(s) from any previous Excess Earnings Period(s) shall be applied against the DNB Commitment; and

(ii)	SECONDLY: any surplus shall be applied against the Loan pro rata to each Lender's Contribution.
Each partial prepayment made under this Clause 8.3 shall be applied, if against:
(i)	the DNB Commitment, in inverse order of maturity, first against the DNB Balloon Instalment and then the DNB Repayment Instalments then outstanding; and
(ii)	the C-EXIM Commitment, in order of maturity first against the then outstanding 7 C-Exim Repayment Instalments and thereafter against the C-Exim Balloon Instalment.
8.4	Final Repayment Date
On the final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.
8.5	Voluntary prepayment
Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period.
8.6	Conditions for voluntary prepayment
The conditions referred to in Clause 8.5 are that:
(a)	a partial prepayment shall be in an amount not less than $500,000 or an integral multiple thereof;
(b)	the Agent has received from the Borrower at least 10 Business Days' prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and
(c)
the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

8.7	Effect of notice of prepayment
A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.
8.8	Notification of notice of prepayment
The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.6(c).
8.9	Mandatory prepayment
The Borrower shall be obliged to prepay the whole of the Loan and to comply with Clause 8.14, if the Ship is sold or becomes a Total Loss:
(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)
in the case of a Total Loss, on the earlier of the date falling 180 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

8.10	Amounts payable on prepayment
A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.
8.11	Application of prepayment
Each partial prepayment shall be applied if made pursuant to Clause 8.6, proportionately between each Lenders' Commitment, in inverse order of maturity, first against the Balloon Instalments and then against the then outstanding Repayment Instalments.
8.12	Prepayment; termination of Commitment
A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and
(b)
on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

8.13	No reborrowing
No amount repaid or prepaid may be reborrowed.
8.14	Unwinding of Designated Transactions
On or prior to any repayment or prepayment of the Loan or any part thereof under this Clause 8 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.
9.          CONDITIONS PRECEDENT
9.1	Documents, fees and no default
Each Lender's obligation to contribute to the Loan is subject to the following conditions precedent:
(a)	that on or before the date of this Agreement, the Agent receives:
(i)	the documents described in Part A of Schedule 3 in a form and substance satisfactory to the Agent and its lawyers; and
(ii)	payment in full of any expenses payable pursuant to Clause 20.1;

(b)	that, on or before the Drawdown Date but prior to the advance of the Loan, the Agent receives:
(i)	the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;
(ii)	payment of all fees payable pursuant to Clause 20.1; and (Hi)	payment in full of any expenses payable pursuant to Clause 20.1;
(c)	that at the date of the Drawdown Notice and at the Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Loan (other than in connection with Clause 15.1);
(ii)
the representations and warranties in Clause 10 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing;
(iv)	there has been no Material Adverse Change; and
(d)
that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

10.          REPRESENTATIONS AND WARRANTIES
10.1	General
The Borrower represents and warrants to each Creditor Party as follows.
10.2	Status
The Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of the Marshall Islands.
10.3	Share capital and ownership
The Borrower is authorised to issue 500 registered shares with a par value of $0.01 each, all of which shares have been issued fully paid, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Corporate Guarantor.
10.4	Corporate power
The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:
(a)	to execute the Finance Documents to which the Borrower is a party;
(b)
to borrow under this Agreement to enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, the Finance Documents to which the Borrower is a party and the Master Agreement; and

(c)	to register the Ship in its ownership under the Marshall Islands Flag.
10.5	Consents in force
All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.
10.6	Legal validity; effective Security Interests
The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):
(a)	constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and
(b)
create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.

10.7	No third party Security Interests
Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:
(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts
The execution by the Borrower of each Finance Document to which it is a party and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:
(a)	any law or regulation; or
(b)	the constitutional documents of the Borrower; or
(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.
10.9	No withholding taxes
All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.
10.10	No default
No Event of Default has occurred and is continuing.

10.11	Information
All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7, and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.
10.12	No litigation
No legal or administrative action (including, but not limited to, investigative proceedings) involving the Borrower or any Security Party (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken; which would be likely to have a material adverse effect on the Borrower's financial position or profitability.
10.13	Compliance with certain undertakings
At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.9 and 11.12.
10.14	Taxes paid
The Borrower has paid all taxes applicable to, or imposed on or in relation to it, its business or the Ship.
10.15	ISM Code, ISPS Code Compliance and Environmental Laws
All requirements of the ISM Code, the ISPS Code and Environmental Laws as they relate to the Borrower, the Approved Manager and the Ship have been complied with.
10.16	No immunity
Neither the Borrower, nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit attachment prior to judgement, execution or other enforcement).
10.17	Material adverse change
There has been no material adverse change in the financial condition of the Group which will affect the ability of any Borrower and/or any Security Party to discharge any of their respective obligations and liabilities under this Agreement and the other Finance Documents to which it is a party in a timely manner.
10.18	Solvency
The Borrower is not insolvent nor is it in voluntary arrangement, liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of that Borrower or all or any part of its assets (and, for the purposes of this Clause 10.18, the Borrower will be deemed insolvent if it is unable to pay its debts within the meaning of s.123 of the Insolvency Act 1986).
10.19	No Money laundering
Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of the Borrower's obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own and, as the case may be and subject always to Clause 12.3(d), Group's benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council).
10.20	Sanctions
No Obligor, nor any of their joint ventures, nor any of their respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf:
(a)	is a Restricted Party; or
(b)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.
11.          GENERAL UNDERTAKINGS
11.1	General
The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.
11.2	Title and negative pledge
The Borrower will:
(a)
hold the legal title to, and own the entire beneficial interest in the Ship, the Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents; and

(b)
not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future including, but not limited to, the Borrower's rights against the Swap Bank under the Master Agreement or all or any part of the Borrower's interest in any amount payable to the Borrower by the Swap Bank under the Master Agreement.

11.3	No disposal of assets
The Borrower will not transfer, lease or otherwise dispose of:
(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or
(b)
any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation, but paragraph (a) does not apply to any charter of the Ship as to which Clause 14.13 applies.

11.4	No other liabilities or obligations to be incurred
The Borrower will not incur any liability or obligation except:

(a)	liabilities and obligations under the Finance Documents to which it is a party;
(b)	liabilities or obligations reasonably incurred in the ordinary course of owning, operating and chartering the Ship; and
(c)
pursuant to any intra-group loans, provided that such loans are documented on terms acceptable to the Lenders and then only to the extent that they are subject to such subordination and other documentation as the Agent may require.

11.5	Information provided to be accurate
All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.
11.6	Provision of financial statements
The Borrower will send to the Agent:
(a)
as soon as possible, but in no event later than 180 days after the end of each financial year of the Corporate Guarantor (commencing with the financial year ended on 31 December 2015), the annual audited consolidated financial statements of the Group;

(b)
as soon as possible, but in no event later than 90 days after the end of each 6-month period in each financial year of the Corporate Guarantor ending on 30 June and 31 December (commencing with the 6-month period ending on 30 June 2016), the unaudited semi-annual consolidated financial statements of the Group (in the form published in the relevant press release) for that 6-month period certified as to their correctness by the chief financial officer of the Corporate Guarantor; and

(c)	promptly after each request by the Agent, such further financial information about the Borrower, the Ship, any Security Party or the Group or any member thereof as the Agent may require.
11.7	Form of financial statements
All financial statements (audited and unaudited) delivered under Clause 11.6 will:
(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;
(b)
give a true and fair view of the state of affairs of the Borrower and the Corporate Guarantor thereof at the date of those financial statements and of its profit for the period to which those financial statements relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower and the Corporate Guarantor.
11.8	Shareholder and creditor notices
The Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to the Borrower's shareholders or creditors or any class of them.
11.9	Consents
The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document;
(b)	for the validity or enforceability of any Finance Document; and
(c)	for the Borrower to continue to own and operate the Ship, and the Borrower will comply with the terms of all such consents.
11.10	Maintenance of Security Interests
The Borrower will:
(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and
(b)
without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation
The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager, the Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.
11.12	Principal place of business
No Borrower will establish, or do anything as a result of which it would be deemed to have, a place of business in England or the United States of America.
11.13	Confirmation of no default
The Borrower will, within 5 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an officer of the Borrower and which:
(a)	states that no Event of Default or Potential Event of Default has occurred; or
(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.
The Agent may serve requests under this Clause 11.12 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if the Loan has not been made) Commitments exceeding 10 per cent. of the Total Commitments; and this Clause 11.12 does not affect the Borrower's obligations under Clause 11.13.
11.14	Notification of default
The Borrower will notify the Agent as soon as the Borrower becomes aware of:
(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred, and will keep the Agent fully up-to-date with all developments.
11.15	Use of proceeds
No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws including, but not limited to, in using any benefits of any money, proceeds or services provided by, or received from, the Lenders under this Agreement, in business activities (including, but not limited to, entering into any ship finance acquisition agreement, ship refinancing agreement or charter agreement relating to a vessel, project or asset) subject to Sanctions Laws or related to a Restricted Country and/or a Restricted Party.
11.16	Sanctions
(a)	Each Obligor shall ensure that no part of the proceeds of the Loan or other transaction(s) contemplated by any Finance Document shall, directly or indirectly, be used or otherwise made available:
(i)	to fund any trade, business or other activity involving any Restricted Party;
(ii)	for the direct or indirect benefit of any Restricted Party; or
(iii)
in any other manner that would reasonably be expected to result in (A) the occurrence of an Event of Default under Clause 19.1(n), or (B) any Party (other than the Obligors) any other person being party to or which benefits from any Finance Document being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Restricted Party.

(b)	Each Obligor shall ensure that its assets (including the Ship) shall not be used directly or indirectly:
(i)	by or for the direct or indirect benefit of any Restricted Party; or
(ii)
in any trade which is prohibited under applicable Sanctions or which could expose any Obligor, its assets (including the Ship), any Creditor Party and any other person being party to or which benefits from any Finance Document or the insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions.

(c)
Each Obligor shall ensure that the Ship shall not carry out any trade to Iranian ports or carry or store/warehouse crude oil, petroleum products or petrochemical products or other products subject to Sanctions if they originate in Iran, or are being exported from Iran to any other country.

(d)
For the avoidance of any doubt, in circumstances where the relevant Approved Flag State in respect of the Ship is likely to be deemed a Restricted Party (in the opinion of the Agent) during the Security Period, the Borrower shall not be in breach of this Clause 11.16 if the conditions for changing the Approved Flag State pursuant to Clause 14.2 are capable of being satisfied by the Borrower prior to the relevant Approved Flag State becoming a Restricted Party for the purposes of any applicable Sanctions.

11.17	Provision of further information
The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:
(a)	to the Borrower, the Ship, the Insurances, the Earnings, the Corporate Guarantor or the Approved Manager;
(b)	to any other matter relevant to, or to any provision of, a Finance Document, which may be requested by the Agent, the Security Trustee, the Swap Bank or any Lender at any time.
11.18	Provision of copies and translation of documents
The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.
11.19	"Know your customer" checks
If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or
(c)
a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.20	Minimum liquidity
The Borrower will maintain to the credit of the Earnings Account as from the Drawdown Date and at all times thereafter during the Security Period an amount of not less than $400,000 (the "Minimum Liquidity Amount").
12.          CORPORATE UNDERTAKINGS
12.1	General
The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.

12.2	Maintenance of status
The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.
12.3	Negative undertakings
The Borrower will not, unless consent is given by all Lenders:
(a)	change the course of its business other than the ownership, chartering and operation of the Ship; or
(b)	pay any dividend or make any other form of distribution; or
(c)	effect any form of redemption, purchase or return of share capital; or
(d)	provide any form of credit or financial assistance to:
(i)	a person who is directly or indirectly interested in the Borrower's share or loan capital; or
(ii)	any company in or with which such a person is directly or indirectly interested or connected, or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length; or
(e)	open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purposes of the Finance Documents; or
(f)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital; or
(g)
acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative other than the Designated Transactions under the Master Agreement; or

(h)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.
13.          INSURANCE
13.1	General
The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.
13.2	Maintenance of obligatory insurances
The Borrower shall keep the Ship insured at the expense of the Borrower against:
(a)	fire and usual marine risks (including hull and machinery and excess risks); and
(b)	war risks (including acts of terrorism and piracy); and
(c)	protection and indemnity risks (including maximum cover for pollution liability); and

(d)
any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the Borrower to insure and which are specified by the Security Trustee by notice to the Borrower.

13.3	Terms of obligatory insurances
The Borrower shall effect such insurances:
(a)	in Dollars;
(b)
in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) the Market Value of the Ship and (ii) 120 per cent. of the Loan (the "Agreed Insurance Value");

(c)
in the case of hull and machinery insurance, in an amount on an agreed value basis of at least 80 per cent. of the Agreed Insured Value of the Ship with the remainder of that Agreed Insured Value being covered by hull interest and freight interest covers;

(d)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(e)	in relation to protection and indemnity risks in respect of the Ship's full value and tonnage;
(f)	on approved terms; and
(g)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties
In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:
(a)	subject always to paragraph (b), name the Borrower as the sole named assured unless the interest of every other named assured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks:
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between the Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)
whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;
(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;
(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and;
(f)	provide that the Security Trustee may make proof of loss if the Borrower fails to do so.
13.5	Renewal of obligatory insurances The Borrower shall:
(a)	at least 21 days before the expiry of any obligatory insurance:
(i)
notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee's approval to the matters referred to in paragraph (i);
(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee's approval pursuant to paragraph a); and
(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking
The Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:
(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;
(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;
(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;
(d)
they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)
they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry
The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Security Trustee with:
(a)	a certified copy of the certificate of entry for the Ship;
(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee;
(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.
13.8	Deposit of original policies
The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.
13.9	Payment of premiums
The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.
13.10	Guarantees
The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.
13.11	Compliance with terms of insurances
The Borrower shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:
(a)
the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	the Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;
(c)
the Borrower shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the US and Exclusive

Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and
(d)
the Borrower shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances
The Borrower shall neither make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.
13.13	Settlement of claims
The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.
13.14	Provision of copies of communications
The Borrower shall provide the Security Trustee, at the time of each such communication, copies of all written communications between the Borrower and:
(a)	the approved brokers; and
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	the Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)
any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15	Provision of information
In addition, the Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:
(a)	obtaining or preparing any report from an independent marine insurance broker appointed by the Agent as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 below or dealing with or considering any matters relating to any such insurances, and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above.

13.16	Mortgagee's interest and additional perils insurances
The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee's interest additional perils insurance and a mortgagee's interest marine insurance each in an amount equal to 120 per cent. of the Loan and on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.
14.          SHIP COVENANTS
14.1	General
The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.
14.2	Ship's name and registration
The Borrower shall keep the Ship registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship.
14.3	Repair and classification
The Borrower shall keep the Ship in a good and safe condition and state of repair:
(a)	consistent with first-class ship ownership and management practice;
(b)
with a classification society (being a member of the International Association of Classification Societies) acceptable to the Lenders so as to maintain the highest class for its type with such classification society free of any material overdue recommendations and conditions; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4	Classification Society Undertaking
The Borrower shall instruct the classification society referred to in Clause 14.3:
(a)
to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the classification society in relation to the Ship;

(b)
to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:
(i)	receives notification from the Borrower or any other person that the Ship's classification society is to be changed; or

(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship's class under the rules or terms and conditions of the Borrower's or the Ship's membership of the classification society;

(d)	following receipt of a written request from the Security Trustee:
(i)
to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)
if the Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.

14.5	Modification
The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on the Ship which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.
14.6	Removal of parts
The Borrower shall not remove any material part of the Ship, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.
14.7	Surveys
The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.
14.8	Inspection
The Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship from time to time, but without hindering the operation of the Ship, to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.
14.9	Prevention of and release from arrest
The Borrower shall promptly discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;
(b)	all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and
(c)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.
14.10	Compliance with laws etc.
The Borrower shall:
(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower;

(b)	not employ the Ship, nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and
(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Security Trustee has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.11	Provision of information
The Borrower shall promptly provide the Security Trustee with any information which the Security Trustee requests regarding:
(a)	the Ship, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to the Ship's master and crew of the Ship;
(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;
(d)	any towages and salvages; and
(e)	the Borrower's, the Approved Manager's compliance or the compliance of the Ship with the ISM Code and the ISPS Code and any Sanctions Laws, and, upon the Security Trustee's request, provide copies of any current charter relating to the Ship and of any current charter guarantee, and copies of the Borrower's or the Approved Manager's Document of Compliance or any other document issued under the ISM Code.
14.12	Notification of certain events
The Borrower shall immediately notify the Security Trustee by fax, confirmed forthwith by letter, of:
(a)	any casualty which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;
(d)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or the Earnings or any requisition of the Ship for hire;

(e)	any intended dry docking of the Ship;
(f)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;
(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship; or
(h)
any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with, and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Borrower's and the Approved Manager's response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc.
The Borrower shall not:
(a)	let the Ship on demise charter for any period;
(b)	enter into any charter in relation to the Ship under which more than 2 months' hire (or the equivalent) is payable in advance;
(c)	charter the Ship otherwise than on bona fide arm's length terms at the time when the Ship is fixed;
(d)	appoint a manager of the Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager's appointment;
(e)	de-activate or lay up the Ship; or
(f)
put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or the Earnings for the cost of such work or for any other reason.

14.14	Notice of Mortgage
The Borrower shall keep the Mortgage registered against the Ship as a valid first priority or, as the case may be, preferred mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Trustee.
14.15	Sharing of Earnings
The Borrower shall not:
(a)	enter into any agreement or arrangement for the sharing of any Earnings;
(b)
enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Borrower to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

14.16	Charterparty Assignment
If the Borrower enters into any Charterparty, the Borrower shall, at the request of the Agent, execute in favour of the Security Trustee a Charterparty Assignment in respect of that Charterparty, and shall:
(a)	serve notice of the Charterparty Assignment on the relevant charterer and procure that the charterer acknowledges such notice in such form as the Agent may approve or require; and
(b)	deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4, 5 and 6 of Part A of Schedule 3 as the Agent may require.
14.17	ISPS Code
The Borrower shall comply with the ISPS Code and in particular, without limitation, shall:
(a)	procure that the Ship and the company responsible for the Ship's compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain for the Ship an ISSC; and
(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
15.          SECURITY COVER
15.1	Minimum required security cover
Clause 15.2 applies if the Agent notifies the Borrower that:
(a)	the Market Value of the Ship; plus
(b)	the net realisable value of any additional security previously provided under this Clause 15, is below the Relevant Percentage of the Loan and the Swap Exposure.
In this Clause 15.1, "Relevant Percentage" means,
(i)	from the Drawdown Date until the date falling on the first anniversary of the Drawdown Date (the "First Security Cover Period"), 90 per cent.;
(ii)	from the last day of the First Security Cover Period until the date falling on the first anniversary of the First Security Cover Period, 105 per cent.; and
(iii)	at any time thereafter, 125 per cent.
15.2	Provision of additional security; prepayment
If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 1 month after the date on which the Agent's notice is served under Clause 15.1 (the "Prepayment Date") unless at least 1 Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.

15.3	Valuation of Ship
The Market Value of the Ship at any date is that shown by the arithmetic mean of 2 written valuations Provided that if the two valuations differ by a margin greater than 10 per cent. a third valuation shall be commissioned, each prepared:
(a)	as at a date not more than 30 days previously;
(b)	by an Approved Broker (selected by the Borrowers) appointed by the Agent and addressed to the Agent;
(c)	with or without physical inspection of the Ship (as the Agent may require);
(d)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.
15.4	Value of additional vessel security
The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.
15.5	Valuations binding
Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.
15.6	Provision of information
The Borrower shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or the Approved Broker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent Provided that so long as no Event of Default has occurred the Borrower shall not be obliged to pay any such fees or expenses in respect of more than two valuations of the Ship in any calendar year.
15.7	Payment of valuation expenses
Without prejudice to the generality of the Borrower's obligations under Clauses 20.1, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.
15.8	Frequency of valuations
The Borrower acknowledges and agrees that the Agent may commission valuation(s) of the Ship at such times as the Agent shall deem necessary (but in any event not less than twice per annum as long as there is no Event of Default). Notwithstanding the provisions of this Agreement the first two valuations of the Ship to be obtained by the Agent in order to determine the Market Value of the Ship shall be dated 31 December 2016 and for the remainder of the Security Period each set of valuations shall be dated on 31 December and 30 June, respectively, in each calendar year.
15.9	Application of prepayment
Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2.
16.          PAYMENTS AND CALCULATIONS
16.1	Currency and method of payments
All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:
(a)	by not later than 11.00 a.m. (New York City time) on the due date;
(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)
in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to the account of the Agent at DNB BANK ASA, (DNB Bank ASA, Ship Finance, IBAN: CH92 0483 5950 0000 9878 0, SWIFT: CRESCHZZ40A) or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.
16.2	Payment on non-Business Day
If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:
(a)	the due date shall be extended to the next succeeding Business Day; or
(b)
if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day, and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments
All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.
16.4	Distribution of payments to Creditor Parties
Subject to Clauses 16.5, 16.6 and 16.7:
(a)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, the Swap Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender, or the

Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and
(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Bank shall be distributed by the Agent to each Lender and the Swap Bank pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent
Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.
16.6	Agent only obliged to pay when monies received
Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.
16.7	Refund to Agent of monies not received
If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:
(a)	refund the sum in full to the Agent; and
(b)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt
Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.
16.9	Creditor Party accounts
Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.
16.10	Agent's memorandum account
The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.
16.11	Accounts prima facie evidence
If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17.          APPLICATION OF RECEIPTS
17.1	Normal order of application
Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:
(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (other than under the Master Agreement) in the following order and proportions:
(i)
first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents (other than the Master Agreement) other than those amounts referred to at paragraphs (a)(ii) and (a)(iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document (other than the Master Agreement);

(ii)
secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents (other than under the Master Agreement); and

(iii)	thirdly, in or towards satisfaction of the Loan;
(b)
SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document (other than the Master Agreement) but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause;

(c)	THIRDLY: in or towards satisfaction of any amounts then due and payable under the Master Agreement in the following order and proportions:
(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Swap Bank under the Master Agreement other than those amounts referred to at paragraphs (b)(ii) and (b)(iii);
(ii)
secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Swap Bank under the Master Agreement (and, for this purpose, the expression "interest" shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of each Master Agreement but shall have failed to pay or deliver to the relevant Swap Bank (or any of them) at the time of application or distribution under this Clause 17); and

(iii)
thirdly, in or towards satisfaction pro rata of the aggregate Swap Exposure (calculated as at the actual Early Termination Date applying to each particular Designated Transaction entered into under the Master Agreement (or any of them), or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder and pro rata as between them);

(d)
FOURTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document (other than the Master Agreement) but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause 17;
(e)
FIFTHLY: in retention of an amount equal to any amount not then due under and payable under the Master Agreement but which the Swap Bank, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause; and

(f)	SIXTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.
17.2	Variation of order of application
The Agent may, with the authorisation of the Majority Lenders and the Swap Bank by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.
17.3	Notice of variation of order of application
The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.
17.4	Appropriation rights overridden
This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.
18.          APPLICATION OF EARNINGS, SWAP PAYMENTS
18.1	Payment of Earnings and Swap Payments
The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period:
(a)	(subject only to the provisions of the General Assignment), all the Earnings of the Ship are paid to the Earnings Account; and
(b)	all payments by the Swap Bank to the Borrower under each Designated Transaction are paid to the Earnings Account.
18.2	Location of account
The Borrower shall promptly:
(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Account; and
(b)
execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account.

18.3	Debits for expenses etc.
The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account upon notice in order to discharge any amount due and payable under Clause 5, 7, 8, 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 5, 7, 8, 20 or 21.
18.4	Borrower's obligations unaffected
The provisions of this Clause 18 do not affect:
(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or
(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.
18.5	Earnings Account Balances
Subject to the other terms of this Agreement (including, without limitation, the terms of Clause 8.3, Clause 11.20 and this Clause 18, the monies on the Earnings Account (other than the Minimum Liquidity Amount) shall be freely available to the Borrower to be used in accordance with and in compliance with the terms and conditions of this Agreement Provided that no Event of Default has occurred that is continuing at any relevant time.
19.          EVENTS OF DEFAULT
19.1	Events of Default
An Event of Default occurs if:
(a)	the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or
(b)	any breach occurs of Clause 11.2, 11.3, 11.18, 11.19, 11.20, 11.21, 12.2, 12.3, 13.2, 13.3, 14.2, 14.3, 15.2; or
(c)
any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 10 Business Days after written notice from the Agent requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c) above); or

(e)
any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:
(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or
(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or
Provided that no Event of Default will occur under this Clause 19.1(f), if the aggregate amount of Financial Indebtedness falling within paragraphs (i) to (iv) above is less than $10,000,000 in aggregate (or its equivalent in any other currency) in the case of the Corporate Guarantor and $500,000 in aggregate (or its equivalent in any other currency) in the case of any other Relevant Person. For the avoidance of doubt, for the purposes of this Clause 19.1(f) references to Financial Indebtedness shall exclude the Secured Liabilities.
(g)	any of the following occurs in relation to a Relevant Person:
(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or
(ii)
any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $10,000,000 or more or the equivalent in another currency in the case of the Corporate Guarantor and, $500,000 or more or the equivalent in another currency in the case of any other Relevant Person Provided that in the case of an arrest of a Ship, no Event of Default shall occur under this paragraph (ii) if the arrest is discharged, dismissed or released within 30 days of its commencement; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or
(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or
(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or
(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another

Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or
(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)
any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)
in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or
(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:
(i)
for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders or the Swap Bank to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(j)
any consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)
any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(l)	the shares of the Corporate Guarantor cease to be listed on the New York Stock Exchange; or
(m)	without the Majority Lenders' prior written consent, a Change of Control has occurred after the date of this Agreement; or
(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or
(o)
an Event of Default (as defined in Section 14 of the Master Agreement) occurs or the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect tor any reason except with the consent of the Agent, acting with the authorisation of the Majority Lenders; or

(p)	any other event occurs or any other circumstances arise or develop which constitutes a Material Adverse Change; or
(q)	the Borrower ceases to be a wholly-owned subsidiary of the Corporate Guarantor; or
(r)	any Obligor, any of their joint ventures or respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf becomes a Restricted Party.
19.2	Actions following an Event of Default
On, or at any time after, the occurrence of an Event of Default:
(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:
(i)	serve on the Borrower a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or
(ii)
serve on the Borrower a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)
take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the

Event of Default or any notice served under paragraph (a) (i) or (ii) above, the Security Trustee, the Agent, the Mandated Lead Arrangers and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law.
19.3	Termination of Commitments
On the service of a notice under paragraph (a)(i) of Clause 19.2, the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.
19.4	Acceleration of Loan
On the service of a notice under paragraph (a)(ii) of Clause 19.2, all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.
19.5	Multiple notices; action without notice
The Agent may serve notices under paragraphs (a)(i) and (ii) of Clause 19.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.
19.6	Notification of Creditor Parties and Security Parties
The Agent shall send to each Lender, the Security Trustee, the Swap Bank and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.
19.7	Creditor Party's rights unimpaired
Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or the Swap Bank under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.
19.8	Exclusion of Creditor Party liability
No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:
(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

19.9	Relevant Persons
In this Clause 19 "a Relevant Person" means the Borrower and a Security Party.
19.10	Interpretation
In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) "petition" includes an application.
19.11	Position of Swap Bank
Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.
20.          FEES AND EXPENSES
20.1	Costs of negotiation, preparation etc.
The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.
20.2	Costs of variations, amendments, enforcement etc.
The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:
(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;
(b)	any consent or waiver by the Lenders, the Swap Bank, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;
(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security;
(d)	where the Agent, in its absolute opinion, considers that there has been a material change to the insurances in respect of the Ship, the review of the insurances of the Ship pursuant to Clause13.2; or
(e)
any step taken by the Lender concerned or the Swap Bank with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (e) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.
20.3	Documentary taxes
The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.
20.4	Certification of amounts
A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.
21.          INDEMNITIES
21.1	Indemnities regarding borrowing and repayment of Loan
The Borrower shall fully indemnify the Agent and each Lender and the Swap Bank on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:
(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender or the Swap Bank claiming the indemnity;
(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;
(c)
any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7); and

(d)
the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19, and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs
Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:
(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3	Miscellaneous indemnities
The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:
(a)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)
any other Pertinent Matter, other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law or any Sanctions.
21.4	Currency indemnity
If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:
(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order or judgment from any court or other tribunal; or
(c)	enforcing any such order or judgment,
the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.
In this Clause 21.4, the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.
This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.
21.5	Certification of amounts
A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.6	Sums deemed due to a Lender
For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.
21.7	Application to Master Agreement
For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sum the provisions of Section 8 (Contractual Currency) of the Master Agreement shall apply.
21.8	Tax indemnity
(a)
The Borrower shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss or cost which that Protected Party has suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Creditor Party:
(A)
under the law of the jurisdiction in which that Creditor Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Creditor Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Creditor Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Creditor Party; or
(ii)	to the extent a loss or cost is compensated for by an increased payment under Clause 22.2 or relates to a FATCA Deduction required to be made by a Party.
(c)
A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 21.8, notify the Agent.
21.9	Mandatory Cost
The Borrower shall, on demand by the Agent, pay to the Agent for the account of the relevant Lender, such amount which any Lender certifies in a notice to the Agent to be its good faith determination of the amount necessary to compensate it for complying with:
(a)
in the case of a Lender lending from an office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that office; and

(b)
in the case of any Lender lending from an office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation

Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to that Lender's participation in the Loan.
22.          NO SET-OFF OR TAX DEDUCTION
22.1	No deductions
All amounts due from the Borrower under a Finance Document shall be paid:
(a)	without any form of set-off, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.
22.2	Grossing-up for taxes
The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.
22.3	Evidence of payment of taxes
Within 1 month after making any Tax Deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.
(a)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(b)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(c)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Creditor Party entitled to the payment evidence reasonably satisfactory to that Creditor Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

22.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Creditor Party determines that:
(a)
a Tax Credit is attributable (i) to an increased payment of which that Tax Payment forms part, (ii) to that Tax Payment, or (iii) to a Tax Deduction in consequence of which that Tax Payment was received; and

(b)	that Creditor Party has obtained, utilised and retained that Tax Credit, the Creditor Party shall pay an amount to the Obligor which that Creditor Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

22.5	Application to Master Agreement
For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of Sections 2(d) (Deduction or Withholding for Tax), 2(c) (Netting of Payments) and 6(e) (Payments on Early Termination) of the Master Agreement shall apply.
22.6	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including US Internal Revenue Service Forms W-8 or W-9) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and (iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party or provides a US Internal Revenue Service Form W-8 or W-9, and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party or that such Form has ceased to be accurate or valid, that Party shall notify that other Party reasonably promptly or provide a revised Form, as applicable.

(c)
Paragraph (a) above shall not oblige any Creditor Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality;
provided, that, the provision of US Internal Revenue Service Forms W-8 or W-9 shall not be deemed to be such a breach for purposes of this paragraph (c).
(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

22.7	FATCA Deduction
(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Creditor Parties.

(c)
If a FATCA Deduction is made as a result of any Creditor Party failing to be a FATCA Exempt Party, such party shall indemnify each other Creditor Party against any loss, cost or expense to it resulting from such FATCA Deduction.

23.          ILLEGALITY, ETC
23.1	Illegality
This Clause 23 applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:
(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or
(b)	contrary to, or inconsistent with, any regulation, for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.
23.2	Notification of illegality
The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.
23.3	Prepayment; termination of Commitment
On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8 Provided that if the illegality relates to circumstances in which the relevant Approved Flag State in respect of a Ship is likely to be deemed a Restricted Party (in the opinion of the Notifying Lender) and the conditions for changing the Approved Flag State pursuant to Clause 14.2 are capable of being satisfied by the Borrower prior to the relevant Approved Flag State becoming a Restricted Party for the purposes of any applicable Sanctions, the Borrower shall be entitled to elect to change the relevant Approved Flag State instead of prepaying the Notifying Lender's Contribution.
23.4	Mitigation
If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:
(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.
24.          INCREASED COSTS
24.1	Increased costs
This Clause 24 applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:
(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Notifying Lender's overall net income); or

(b)
complying with any law or regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost".

24.2	Meaning of "increased cost"
In this Clause 24, "increased cost" means, in relation to a Notifying Lender:
(a)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;
(c)
an additional or increased cost of funding all or maintaining all or any of the Tranches comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement, but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or a FATCA Deduction or an item arising directly out of the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Creditor Party).
For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.
24.3	Notification to Borrower of claim for increased costs
The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.
24.4	Payment of increased costs
The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.
24.5	Notice of prepayment
If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 14 days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.
24.6	Prepayment; termination of Commitment
A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and
(b)
on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

24.7	Application of prepayment
Clause 8 shall apply in relation to the prepayment.
25.          SET-OFF
25.1	Application of credit balances
Each Creditor Party may, without prior notice:
(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and
(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
25.2	Existing rights unaffected
No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).
25.3	Sums deemed due to a Lender
For the purposes of this Clause 25.3, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.
25.4	No Security Interest
This Clause 25 gives the Creditor Parties a contractual right of set-off only and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.
26.          TRANSFERS AND CHANGES IN LENDING OFFICES
26.1	Transfer by Borrower
The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights or obligations under any Finance Document.
26.2	Transfer by a Lender
Subject to Clause 26.4, a Lender (the "Transferor Lender") may at any time, subject to the prior consent of the Borrower (such consent not to be unreasonably withheld or delayed), cause:
(a)	its rights in respect of all or part of its Contribution; or
(b)	its obligations in respect of all or part of its Commitment; or
(c)	a combination of (a) and (b),
to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution (a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender, Provided that a Transferor Lender may, without the prior consent from the Borrower but with prior notice, assign any of its rights or novate any of its rights and obligations, in part or in whole (i) to any or its branches, wholly-owned subsidiaries or affiliates so long as such assignment or novation is at the cost of the Transferor Lender and the Borrower will not incur any costs or (ii) at any time that an Event of Default has occurred and is continuing.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.
26.3	Transfer Certificate, delivery and notification
As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):
(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders and the Swap Bank;
(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and
(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above, but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.
26.4	Effective Date of Transfer Certificate
A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.
26.5	No transfer without Transfer Certificate
Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document (other than the Master Agreement) is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.
26.6	Lender re-organisation; waiver of Transfer Certificate
However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.
26.7	Effect of Transfer Certificate
A Transfer Certificate takes effect in accordance with English law as follows:
(a)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;
(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)
the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause Error! Reference source not found. and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.
26.8	Maintenance of register of Lenders
During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days prior notice.
26.9	Reliance on register of Lenders
The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.
26.10	Authorisation of Agent to sign Transfer Certificates
The Borrower, the Security Trustee, each Lender and the Swap Bank irrevocably authorise the Agent to sign Transfer Certificates on their behalf.
26.11	Registration fee
In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $5,000 (and all costs, fees and expenses incidental to the transfer (including, but not limited to legal fees and expenses)) from the Transferor Lender or (at the Agent's option) the Transferee Lender.
26.12	Sub-participation; subrogation assignment
A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents (other than the Master Agreement) without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.
26.13	Disclosure of information
A Lender may disclose to a potential Transferee Lender or any-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.
26.14	Change of lending office
A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:
(a)	the date on which the Agent receives the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect. 26.15 Notification
On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.
26.15	Replacement of Reference Bank
If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank's appointment shall cease to be effective.
26.16	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document (other than the Master Agreement) to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:
(i)
substitute the beneficiary of the relevant charge, assignment or Security Interest for release a Lender from any of its obligations under the Finance Documents or the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27.          VARIATIONS AND WAIVERS
27.1	Variations, waivers etc. by Majority Lenders
Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.
27.2	Variations, waivers etc. requiring agreement of all Lenders
However, as regards the following, Clause 27.1 applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender":
(a)	a reduction in the Margin;
(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;
(c)	an increase in any Lender's Commitment;
(d)	a change to the definition of "Majority Lenders";
(e)	a change to Clause 3 or this Clause 27;
(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and
(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.
27.3	Exclusion of other or implied variations
Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:
(a)	a provision of this Agreement or another Finance Document; or
(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or
(d)
any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28.          NOTICES
28.1	General
Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.
28.2	Addresses for communications
A notice by letter or fax shall be sent:
(a)	to the Borrower:	c/o Approved Manager 16 Pantelis Street 175 64 Palaio Faliro Athens Greece Fax No.: +30 210 94 70 101 Attn:
(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.
(c)	to a Mandated Lead Arranger:	DNB Bank ASA 8th Floor, The Walbrook Building 25 Walbrook London EC4N 8AF England Fax No: +44 207 283 5935 Attn: Credit Middle Office & Agency Email: cmoalondon@DNB.no
(d)	to the Agent and the Security Trustee	DNB Bank ASA 8th Floor, The Walbrook Building 25 Walbrook London EC4N 8AF England Fax No: +44 207 283 5935 Attn: Credit Middle Office & Agency Email: cmoalondon@DNB.no
(e)	DNB Bank ASA Security Trustee	DNB Bank ASA 8th Floor, The Walbrook Building 25 Walbrook

London EC4N 8AF England Fax No: +44 207 283 5935 Attn: Shipping Offshore & Logistics
(f)	to the Swap Bank:	DNB Bank ASA 8th Floor, The Walbrook Building 25 Walbrook London EC4N 8AF England Fax No: +44 207 283 5935 Attn: Shipping Offshore & Logistics

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Mandated Lead Arrangers, the Swap Bank and the Security Parties.
28.3	Effective date of notices
Subject to Clauses 28.4 and 28.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and
(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.
28.4	Service outside business hours
However, if under Clause 28.3 a notice would be deemed to be served:
(a)	on a day which is not a business day in the place of receipt; or
(b)	on such a business day, but after 5 p.m. local time, the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.
28.5	Illegible notices
Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.
28.6	Valid notices
A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:
(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.
28.7	Electronic communication
Any communication to be made between the Agent and a Lender or a Swap Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender or the relevant Swap Bank:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(c)	notify each other of any change to their respective addresses or any other such information supplied to them.
Any electronic communication made between the Agent and a Lender or a Swap Bank will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender or a Swap Bank to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.
28.8	English language
Any notice under or in connection with a Finance Document shall be in English.
28.9	Meaning of "notice"
In this Clause 28, "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.
29.          SUPPLEMENTAL
29.1	Rights cumulative, non-exclusive
The rights and remedies which the Finance Documents give to each Creditor Party are:
(a)	cumulative;
(b)	may be exercised as often as appears expedient; and
(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
29.2	Severability of provisions
If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.
29.3	Counterparts
A Finance Document may be executed in any number of counterparts.

29.4	Third party rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
30.          LAW AND JURISDICTION
30.1	English law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.
30.2	Exclusive English jurisdiction
Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.
30.3	Choice of forum for the exclusive benefit of Creditor Parties
Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the rights:
(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and
(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.
30.4	Process agent
The Borrower irrevocably appoints Nicolaou & Co at its registered office for the time being, presently at 25 Heath Drive, Potten Bar Herb, EN6 1EN, United Kingdom, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.
30.5	Creditor Party rights unaffected
Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.
30.6	Meaning of "proceedings" and "Dispute"
In this Clause 30, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement).
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)
DNB (UK) Limited	8th Floor The Walbrook Building 25 Walbrook London England	4,053,000
The Export-Import Bank of China	Transport Finance Dept. The Export-Import Bank of China No. 30 Fu Xing Men Nei Street Xicheng District Beijing China	9,457,000

SCHEDULE 2
DRAWDOWN NOTICE

To:	DNB Bank ASA 8th Floor The Walbrook Building 25 Walbrook London England
Attention: [•]
[•] 2016
DRAWDOWN NOTICE
1
We refer to the loan agreement (the "Loan Agreement") dated [•] 2016 and made between (i) ourselves, as Borrower, (ii) the Lenders referred to therein, (ii) DNB Bank ASA and the Export-Import Bank of China as Mandated Lead Arrangers, (iv) DNB Bank ASA as Swap Bank and (v) DNB Bank ASA as Agent and as Security Trustee in connection with a loan facility of US$13,510,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow the Loan as follows:
(a)	Amount: US$13,510,000;
(b)	Drawdown Date: [ ];
(c)	Duration of the first Interest Period shall be [ ] months;
(d)	Payment instructions : account of [ ] and numbered [ ] with [ ] of [ ].
3	We represent and warrant that:
(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and
(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.
4.	This notice cannot be revoked without the prior consent of the Majority Lenders.
_________________
Attorney-in-Fact
for and on behalf of
WAKE SHIPPING COMPANY INC.

SCHEDULE 3
CONDITION PRECEDENT DOCUMENTS
PART A
The following are the documents referred to in Clause 9.1(a).
1
A duly executed original of this Agreement, the Corporate Guarantee, the Agency and Trust Agreement, the Master Agreement, the Account Pledge, the Shares Pledge and the Master Agreement Assignment (and of each document required to be delivered under each of those Finance Documents).

2	Copies of the certificate of incorporation and constitutional documents of the Borrower and each Security Party.
3
Copies of resolutions of the shareholders and directors of the Borrower and each Security Party (other than the Corporate Guarantor) authorising the execution of each of the Finance Documents to which the Borrower or that Security Party is a party and, in the case of the Borrower, authorising named officers and attorneys to give the Drawdown Notice and other notices under this Agreement.

4	Copies of resolutions of the executive committee of the Corporate Guarantor authorising the execution of each of the Finance Documents to which it is a party.
5	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or any Security Party.
6	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document.
7	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Account.
8	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of Marshall Islands, England and such other relevant jurisdiction as the Agent may require.
9
Satisfactory completion of each Lender's compliance and due diligence requirements in connection with the "know your customer" process or similar identification procedures in relation to the transactions contemplated by the Finance Documents.

10	Evidence that the agent for service of process named in Clause 30 has accepted its appointment.
11	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B
The following are the documents referred to in Clause 9.1(b).
1	A duly executed original of the Mortgage and the General Assignment (and of each document to be delivered under each of them).
2          Documentary evidence that:
(a)	the Ship is definitively and permanently registered in the name of the Borrower under an Approved Flag State;
(b)	the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;
(c)	the Ship maintains the highest available class with Bureau of Veritas free of all overdue recommendations and conditions of such Classification Society;
(d)	the Mortgage has been duly registered against the Ship as a valid first preferred or, as the case may be, priority ship mortgage in accordance with the laws of the relevant Approved Flag State; and
(e)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with;
3	Documents establishing that the Ship will, as from the Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lenders, together with:
(a)	the Approved Manager's Undertaking;
(b)
copies of the Approved Manager's document of compliance (DOC) and the safety management certificate (SMC) in respect of the Ship referred to in paragraph (a) of the definition of the ISM Code Documentation certified as true and in effect by the Borrower and the Approved Manager; and

(c)	a copy of the International Ship Security Certificate in respect of the Ship certified as true and in effect by the Borrower and the Approved Manager.
4	A favourable opinion from an independent insurance consultant acceptable to and appointed by the Agent on such matters relating to the insurances for the Ship as the Agent may require.
5	Evidence satisfactory to the Agent that the Minimum Liquidity Amount is standing to the credit of the Earnings Account pursuant to Clause 11.20.
6	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Approved Flag State and such other relevant jurisdictions as the Lender may require.
7	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.
Each of the documents specified in paragraphs 2, 3, 5 and 6 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower.

SCHEDULE 4
TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.
To:	DNB Bank ASA for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee and each Lender and the Swap Bank, as defined in the Loan Agreement referred to below.
[•]
1
This Certificate relates to a Loan Agreement (the "Loan Agreement") dated [•] May 2016 and made between (1) Wake Shipping Company Inc. (the "Borrower"), (2) the banks and financial institutions named therein as Lenders, (3) DNB Bank ASA and The Export-Import Bank of China as Mandated Lead Arranger and (4) DNB Bank ASA as Agent, as Security Trustee and as Swap Bank, for a loan facility of US$13,510,000.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and:
"Relevant Parties" means the Agent, the Borrower, [each Security Party], the Security Trustee, each Lender and the Swap Bank;
"Transferor" means [full name] of [lending office]; and
"Transferee" means [full name] of [lending office].
3	The effective date of this Certificate is [•] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.
4
The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document (other than the Master Agreement) in relation to [•] per cent. of its Contribution, which percentage represents $[•].

5
By virtue of this Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged entirely from its Commitment which amounts to $[•]] [from [•] per cent. of its Commitment, which percentage represents $[•]] and the Transferee acquires a Commitment of $[•].

6
The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents (other than the Master Agreement) which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8	The Transferor:
(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and
(ii)	this Certificate is valid and binding as regards the Transferor;
(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and
(c)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9	The Transferee
(a)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;
(b)
agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, either Mandated Lead Arranger, any Lender or the Swap Bank in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective,
(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;
(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under any of the Finance Documents;

(c)
agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, either Mandated lead Arranger, any Lender or the Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:
(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and
(ii)	that this Certificate is valid and binding as regards the Transferee; and
(e)	confirms the accuracy of the administrative details set out below regarding the Transferee
10
The Transferor and the Transferee each undertake with the Agent, the Mandated Lead Arrangers and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Mandated Lead Arrangers the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or any of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's, the Mandated Lead Arrangers or the Security Trustee's own officers or employees.

11
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent[, the Mandated Lead Arrangers] or the Security Trustee for the full amount demanded by it.
[Name of Transferor] By: Date: Agent Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party DNB Bank ASA By: Date:	[Name of Transferee] By: Date:

Administrative Details of Transferee
Name of Transferee:
Lending Office:
Contact Person (Loan Administration Department):
Telephone:
Fax:
Contact Person
(Credit Administration Department):
Telephone:
Fax:
Account for payments:
Note:
This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

EXECUTION PAGE

BORROWER

SIGNED by	)
Margarita Veniou	)	/s/ Margarita Veniou
for and on behalf of	)
WAKE SHIPPING COMPANY INC.	)
in the presence of:	)	/s/ Artemis Danousi

LENDERS

SIGNED by:	)
David Hopwood	)	/s/ David Hopwood
for and on behalf of	)
DNB (UK) LIMITED	)
in the presence of:	)	/s/ Michael Rufian

SIGNED by	)
) /s/
for and on behalf of	)
THE EXPORT-IMPORT BANK OF CHINA	)
in the presence of:	)
/s/

AGENT

SIGNED by	)
Kelina Kantzou	)	/s/ Kelina Kantzou
for and on behalf of	)
DNB BANK ASA	)
in the presence of:	)	/s/ Artemis Danousi

SECURITY TRUSTEE

SIGNED by	)
Kelina Kantzou	)	/s/ Kelina Kantzou
for and on behalf of	)
ABN AMRO BANK N.V.	)
in the presence of:	)	/s/ Artemis Danousi

SWAP BANK

SIGNED by	)
Kelina Kantzou	)	/s/ Kelina Kantzou
for and on behalf of	)
DNB BANK ASA	)
in the presence of:	)	/s/ Artemis Danousi

MANDATED LEAD ARRANGERS

SIGNED by:	)
Kelina Kantzou	)	/s/ Kelina Kantzou
for and on behalf of	)
DNB BANK ASA	)
in the presence of:	)	/s/ Artemis Danousi

SIGNED by:	)
) /s/
for and on behalf of	)
THE EXPORT-IMPORT BANK OF CHINA	)
in the presence of:	)
/s/